Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the June 1, 2006

BETWEEN:

JumpTV Inc., a Corporation incorporated under the federal laws of Canada and having its head office in Toronto, Ontario

(hereinafter referred to as the “Company”)

OF THE FIRST PART

AND:

G. Scott Paterson, executive, domiciled at Toronto, Ontario

(hereinafter referred to as the “Executive”)

OF THE SECOND PART

WHEREAS the Company provides online delivery of television networks from broadcasters around the world via the internet;

AND WHEREAS the Company and the Executive (referred to herein individually as a “Party” and collectively as the “Parties”) wish to enter into this employment agreement (the “Agreement”) under the terms and conditions herein;

AND WHEREAS during the course of the Executive’s employment with the Company, the Executive will be introduced to, have contact with, and his/her services may be solicited by, one or more clients and suppliers of the Company;

AND WHEREAS the Executive will acquire knowledge, experience and expertise, as well as detailed knowledge of the Company’s confidential customer and supplier lists and information, marketing techniques, price lists, trade secrets and other property which is and shall be the property of the Company, and the disclosure, loss or, unauthorized use of which would substantially harm the business of the Company;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

TERM OF EMPLOYMENT

1.1           The term of employment under this Agreement shall commence on June 1, 2006 (the “Start Date”) and shall be for an indefinite term, subject to termination as provided for in Article 6 hereof.

ARTICLE 2

DUTIES AND RESPONSIBILITIES

2.1           The Executive shall serve the Company as its Chairman and Chief Executive Officer (“Positions”).  The Executive shall report to the Board of Directors for the Company (“Board”).  The Executive shall perform such duties and exercise such powers as are normally associated with and incidental and ancillary to the Positions [including responsibility for operations of the Corporation] and shall perform such additional duties and exercise such additional powers as may be accorded to him by the Board or any compensation committee thereof.

2.2           The Executive agrees, during the term of his employment, to devote his entire working time, services, skill and ability to such employment and to serve at all times with loyalty and honesty in the best interests of the Company.  The Executive engages in other activities for charitable and other non-profit institutions and may accept further directorships with for-profit organizations with the prior approval of the Board, which approval shall not be unreasonably withheld.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1           In consideration of the services provided by the Executive hereunder, the Company commencing on the Start Date shall pay to the Executive an annual base salary (“Base Salary”) in the amount of US$90,000 or the Canadian dollar equivalent until December 31, 2006, at which time, if not before, the Board (or the compensation committee thereof) agrees to negotiate in good faith with the Executive the Executive’s cash remuneration inclusive of Base Salary and Bonus (as defined below) for calendar year 2007.  Such cash remuneration to be consistent with executives functioning in the Positions in organizations of similar size, type and market capitalization.  The Base Salary shall be payable in equal bi-weekly installments in arrears, less those deductions, withholdings or contributions which are required by law.

3.2           The Executive shall be entitled to receive an annual bonus in US$ or the Canadian dollar equivalent (“Bonus”).  Such Bonus to be based on the attainment of certain objectives to be determined by mutual agreement of the Board (or the compensation committee thereof) and the Executive.

3.3           The Executive shall be eligible for any group medical, dental and insurance programs including short and long term disability applicable to the senior executives of the Company upon the establishment of such programs by the Company and as per the terms and conditions of such programs.  The Company shall pay all premium costs and contributions associated with the group benefits program under which the Executive is covered.

3.4           Subject to approval of the Board (or the compensation committee thereof). The Company shall pay the Executive a monthly automobile allowance and shall provide the Executive with all telecommunications equipment such as cellular telephones, Blackberries, laptop computers and/or other devices reasonably necessary for the performance of his duties as well as provide all connectivity and related requirements to permit the Executive to work from his multiple residences.

3.5           The Company agrees to assume the cost of reasonable legal fees related to the drafting and review of the terms of this Agreement.

3.6           The Executive consents to the Company obtaining a key person life insurance policy designating the Company as beneficiary provided that $2million of the benefit is paid to any designated beneficiary of the Executive in accordance with the Executive’s instructions.

ARTICLE 4

INCENTIVE COMPENSATION

4.1           The Executive shall be eligible to participate in any Company stock option plan and/or Stock Appreciation Rights (“SARs”) in accordance with the plan terms as amended from time.  The Company confirms the Executive has been granted SARs equal to 1,000,000 class A shares in the capital of the Company at an exercise price of U.S$4.00 per class A share.

4.2           The Company confirms that effective March 27, 2006, the Executive shall have vested such number of SARs that corresponds to a period of eleven (11) months of monthly vesting regardless of whether such number of vested SARs is consistent with the vesting schedule established under the terms of the plan.

4.3           Except as otherwise provided in Article 4 or 6 herein, the terms of the Plan(s) shall govern.  In the event of any inconsistency between the plan(s) and Article 4 herein, the terms of Article 4 shall prevail.

4.4           The Executive shall participate in future grants of SARs or other forms of long term incentive compensation as approved by the Board (or the compensation committee thereof) including stock options or restricted stock units in accordance with the terms of such plans.

ARTICLE 5

VACATION

5.1           The Executive shall be entitled to six (6) weeks annual paid vacation during each year to be taken at such times as may be mutually agreed between the Executive and the Company, acting reasonably.  Unused vacation may be carried over for up to eighteen (18) months after the completion of each fiscal year, and all vacation due and owing, including vacation time carried over, shall be paid out as salary and bonus on termination of employment for any reason.

ARTICLE 6

TERMINATION OF THIS AGREEMENT

6.1           The employment of the Executive hereunder may be terminated by either the Company or the Executive, as the case may be, in any of the following circumstances:

(a)                            at any time by the Company forthwith, without notice and without pay in lieu of notice, for cause;

(b)                           automatically upon the death of the Executive in accordance with Section 12 hereof;

(c)                            by the Company, without cause, [which shall include a Change of Control or Constructive Dismissal as hereinafter defined], by providing to the Executive the Severance Payment (as that term is hereinafter defined), the Severance Benefits (as that term is hereinafter defined) and Accelerated Vesting (as that term is hereinafter defined) of incentive compensation;

(d)                           by the Executive upon no less than sixty (60) days notice (the “Notice Period”), provided that the Executive’s employment shall terminate on the  date the Notice Period expires.  In such circumstance, the Company may request that the Executive cease duties prior to the expiry of the Notice Period.  The Company shall, in such event, pay to the Executive an amount equal to the difference between the amount which the Executive would have received had the employment of the Executive been continued throughout the Notice Period and the amount actually paid by the Company to the Executive during the Notice Period.

6.2           For the purposes of this section 6:

(a)          “Severance Payment” means a lump sum payment in an amount representing twenty-four (24) months Base Salary and average Bonus calculated over the prior two (2) year period); and

(b)         “Severance Benefits” means the provision of employment benefits described in Section 3.3 hereof for a period equal to twenty-four (24) months.

(c)          “Constructive Dismissal” shall be deemed to have occurred in any material and adverse change in the title, status, position, job function, job responsibilities and/or reporting responsibilities of the Executive from those current at the date hereof has occurred without the prior written consent of the Executive.  The Constructive Dismissal is deemed to have occurred upon written notice from the Executive to the Company of the material change as described above and such material change is not cured to the satisfaction of the Executive within ten (10) business days.

(d)         “Accelerated Vesting” shall mean:

(i)                                     in the case of a Change of Control and regardless of the current capacity of the Executive, the automatic vesting of any unvested options/SARs or other incentive compensation which are subject to vesting within a period of twelve (12) months from the date of termination.  The Executive shall be entitled to exercise all such unexercised options/SARs or other incentive compensation at any time before the expiry date for the exercise of the options/SARs or other incentive compensation (other than Bonus) as defined in the plans; and

(ii)                                  in the case of a termination by the Company on a without cause basis and regardless of the current capacity of the Executive, the automatic vesting of any unvested options/SARs or other incentive compensation which are subject to vesting within a period of twenty-four (24) months from the date of termination.  The Executive shall be entitled to exercise all such unexercised options/SARs or other incentive compensation at any time before the expiry date for the exercise of the options/SARs or other incentive compensation (other than Bonus) as defined in the plans.

6.3           In the event the continuance of Severance Benefits is not permitted under the applicable group insurance or benefit plan, the Company shall pay, no later than fifteen (15) days after the effective date of termination of the Executive’s employment, an amount in cash equal to the value of such benefits as determined by the Company’s auditors using such methods and assumptions as the Company’s auditors consider appropriate in the circumstances.

6.4           Any payment to the Executive under this section 6 shall be deemed to include all required termination and/or severance payments pursuant to the provisions of the Employment Standards Act, 2000 (Ontario).

6.5           In the event that any payment is made to the Executive pursuant to the proviusions of Section 6, the Executive shall not be required in any manner whatsoever to mitigate any damages resulting from the termination of employment.  Furthermore, the payment referred to in Section 6 shall be made regardless of whether the Executive seeks or finds employment or earns any income of any nature whatsoever.

ARTICLE 7

NON-COMPETITION

7.1           As used in Articles 7 and 8, the following words and phrases are defined as follows:

(a)                                  “Business” means the business and undertaking carried on by the Company from time to time during the term of the Executive’s employment with the Company up until the date of termination of the Executive’s employment hereunder including, without limitation, the business of rebroadcasting ethnic television channels over the internet to any internet enabled device by way of live streaming;

(b)                                 “Effective Period” means during the period of employment and for a period of two (2) years from the date of discontinuance of employment.

(c)                                  “Person” means any individual, corporation, partnership, trustee or trust or unincorporated association; and

(d)                                 “Territory” means the World.

7.2           The Executive covenants to and agrees with the Company that during the term of this Agreement and during the Effective Period the Executive will not without the express written consent of the Company carry on or be engaged in or have any financial or other interest in any Person, or be otherwise commercially involved in or with any endeavour, activity, Person or business in any part of the Territory which is the same as or in competition with the Business, save and except for an interest of less than 5% in a publicly traded Company.

ARTICLE 8

NON-SOLICITATION

8.1           The Executive covenants to and agrees with the Company that during the term of this Agreement and, in the event the Executive resigns or his employment is terminated for any reason, for a period equal to twenty four (24) months following the date of such resignation or termination the Executive will not, without the express written consent of the Company:

(a)                                  directly or indirectly assist, or have any direct or indirect interest in (in case whether as principal, agent, independent contractor, supplier, consultant, lender, financier or in any capacity whatever) any Person who competes with the Business;

(b)                                 directly or indirectly solicit or attempt to solicit any suppliers, customers, partner or employees to or of the Business away from the Company

(whether a principal, agent, independent contractor or in any capacity whatever); or

(c)                                  directly or indirectly deliberately take any action which may reasonably result in the relations between any member of the Company and the suppliers, customers, partner or employees to or of the Business being impaired or which may otherwise be detrimental to the Business in a material manner.

8.2           Notwithstanding Section 8.1, effective upon the resignation of the Executive or the termination of his employment for any reason, the Executive or his designate(s) shall be entitled to solicit without restriction Jason Reid or Jeff Maser or other executives who had been associated with Paterson Partners or its affiliated entities.  In addition, the Executive or his designate(s) shall be entitled to solicit employees and other individuals involved with the Company to become shareholders, stakeholders or board members or advisory board members in other ventures involving the Executive.

ARTICLE 9

CONFIDENTIALITY

9.1           The Executive covenants to and agrees with the Company that, from and after the date hereof, the Executive shall, unless the Executive shall fuirst have secured the Company’s written consent, keep confidential and shall not divulge, communicate, disclose, copy, destroy or use at any time, any secret or confidential information or technology (including without limitation matters of a technical nature, such as know-how, prototypes, models, parts, machines, inventions, discoveries, improvements, secret data, and research projects, computer programs and software, information about costs, profits, markets, sales, lists of customers, and other information of similar nature to the extent not available to the public) of the Company or other third parties of which the Executive has become informed of during, or as a result of, the Executive’s involvement with the Company, whether or not developed by the Executive or as a result of the Executive’s involvement with the Company, except: (i) as required in his duties to the Company; (ii) if such information or technology is otherwise available to the public; or (iii) if and to the extent that the Executive is required by law to disclose such information or technology, provided that in such circumstances the Executive shall have given prior written notice to the Company of his obligation and the Company has not, prior to the Executive being so required by law to make such disclosure, obtained judicial relief from such legal requirement to disclose.  The Executive covenants to and agrees with the Company that upon resignation or termination of his employment for any reason, he will deliver to the Company forthwith all such confidential information in any format or medium that is in his possession.  Furthermore, the Executive warrants that he is under no duty of confidentiality to any third party that would preclude full performance of the duties contemplated in this Agreement.  The Executive will not disclose to the Company or induce the Company to use any inventions or confidential information belonging to others.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1                           The Executive agrees that any and all ideas, discoveries, inventions and improvements thereon (“Inventions”) which he may conceive or make during the period of his employment, either alone or jointly with others, whether or not reduced to practice, relating or in any way appertaining to or connected with the Business shall be the sole and exclusive property of the Company.  The Executive will, whenever so requested by the Company, execute any and all applications, assignments, and other instruments which the Company shall deem necessary in order to apply for and obtain letters patent of Canada or foreign countries for said Inventions or for any other reason.

The Executive also acknowledges and agrees that all copyright and other rights in any designs, plans, specifications, documents or other work (“Work”) he creates during the period of his employment with the Company, whether or not such Work is created in the course of his employment relating to the Business shall be the sole and exclusive property of the Company.  The Executive hereby assigns all such rights to the Company.  The Executive will, whenever so requested by the Company, execute any and all applications, assignments, and other instruments which the Company shall deem necessary in order to apply for and obtain registration of copyright in any Work in Canada or foreign countries.

The Executive waives all moral rights or author’s rights in any Work he may create.

At the commencement of his employment, and at all times during the term of this Agreement, the Executive will promptly disclose to the Company all Inventions and Works he has conceived or created, whether in the course of his employment or otherwise, relating to the current business of the Company.  If the nature of the Company’s business changes, the Executive will promptly disclose all Inventions and Works relating to any new research and development, products or business plans of the Company.

The foregoing obligations shall continue beyond the termination of the term of this Agreement with respect to any and all Inventions or Work conceived or made by the Executive during the term hereof and shall be binding on the Executive’s assigns, executors, administrators or other legal representatives.

ARTICLE 11

CHANGE OF CONTROL

11.1                           “Change in Control” means a transaction or series of transactions whereby directly or indirectly:

(a)          any person or combination of persons obtains a sufficient number of securities of the Company to affect materially the control of the Company; for the purposes of this Agreement, a person or combination of persons holding shares or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 50% or more of the votes attaching to all shares of the Company which may be cast to elect directors of the Company, shall be deemed to be in a position to affect materially the control of the Company; or

(b)         the Company shall consolidate or merge with or into, amalgamate with, or enter into a statutory arrangement with, any other person (other than a subsidiary of the Company) or any other person (other than a subsidiary of the Company) shall consolidate or merge with or into, or amalgamate with or enter into a statutory arrangement with, the Company, and, in connection therewith, all or part of the outstanding voting shares shall be changed in any way, reclassified or converted into, exchanged or otherwise acquired for shares or other securities of the Company or any other person or for cash or any other property;

(c)          the Company shall sell or otherwise transfer, including by way of the grant of a leasehold interest (or one or more of its subsidiaries shall sell or otherwise transfer, including by way of the grant of a leasehold interest), property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Company and its subsidiaries as at the end of the most recently completed financial year of the Company or (B) which during the most recently completed financial year of the Company generated, or during the then current financial year of the Company are expected to generate, more than 50% of the consolidated operating income or cash flow of the Company and its subsidiaries, to any other person or persons (other than the Company or one or more of its subsidiaries); or

(d)         there occurs a change in the composition of the Board, which occurs at a single meeting, or a succession of meetings occurring within 6 months of each other, of the shareholders of the Company, whereby such individuals who were members of the Board immediately prior to such meeting or succession of meetings cease to constitute a majority of the Board without the Board, as constituted immediately prior to such meeting, approving of such change.

11.2         Notwithstanding anything to the contrary contained in this Agreement, if a Change in Control occurs, the Executive shall be entitled to elect to terminate his employment with the Company and to receive payments and benefits in accordance with Section 6.  This Section 11 shall not apply if the Change in Control involves a sale of securities or assets of the Company with which the Executive is involved as a purchaser in any manner, whether directly or indirectly (by way of participation in a corporation or partnership that is a purchaser or by provision of debt, equity or purchase —leaseback financing).

11.3         All termination rights of the Executive provided for in this Section 11 are conditional upon the Executive electing to exercise such rights by notice given to the Company within 120 days of the Change of Control.

ARTICLE 12

DEATH OF EXECUTIVE

12.1         In the event that the Executive dies prior to the satisfaction of all of the Company’s obligations under the terms of this Agreement, any remaining amounts payable to the Executive by the Company shall be paid to the person or persons previously designated by the Executive to the Company for such purposes (“Executive’s Designate”).  The Executive’s Designate shall be made in writing, signed by the Executive and dated and filed with the Secretary of the Company.  In the event that no designation is made, all such remaining amounts shall be paid by the Company to the estate of the Executive.

12.2         Effective the date of the Executive’s death, the Executive’s Designate or the estate of the Executive, as the case may be, shall also be entitled to an automatic vesting of any unvested options/SARs or other incentive compensation.  The Executive’s Designate or the estate of the Executive, as the case may be, shall be entitled to exercise all such unexercised options/SARs or other incentive compensation at any time before the expiry date for the exercise of the options/SARs or other incentive compensation (other than Bonus) as defined in the plans.

ARTICLE 13

MISCELLANEOUS

13.1         This Agreement shall be the whole and complete agreement between the Parties with respect to the employment of the Executive; it replaces and supersedes any and all previous verbal or written agreements that may have been entered into, and may not be amended or modified except by written amendment signed between the Parties hereto.

13.2         In the event that any part of this Agreement shall be determined at any time to be invalid, such provisions shall be deemed severable and deleted herefrom and the remainder of this Agreement shall constitute the whole agreement of the Parties hereto and shall, except as hereinbefore provided, continue in full force and effect.

13.3         The Executive hereby confirms that he/she is not a party to any agreement or under any other obligation to anyone, including any former employer nor does the Executive have any other interest which is inconsistent with or in conflict with or which would prevent, limit or impair the Executive’s performance of any obligations hereunder which the Executive has not disclosed in writing to the Company.  The Executive acknowledges that the Company is not requesting the Executive disclose any confidential information which the Executive may have obtained from a former employer.

13.4         The Executive acknowledges that he has had independent legal and tax advice regarding the execution of this Agreement and that he understands the contents of this agreement and that he is executing the same voluntarily and without pressure from the Company or anyone on its behalf.

13.5         This Agreement shall ensure to the benefit of and be binding upon the Parties hereto, their respective successors, heirs, representatives, administrators and the assigns of the Company.  The Executive shall not assign or transfer this Agreement or any of his rights or obligations hereunder.

13.6         The provisions of Articles 7, 8, 9 and 10 shall survive the termination of this Agreement.

13.7         This Agreement shall be governed by and construed according to the laws of the Province of Ontario and the federal laws of Canada applicable therein, and both Parties hereby agree that the Courts of the Province of Ontario have exclusive jurisdiction in any dispute, action, cause or action or otherwise that may arise from this Agreement.

13.8         Any notice or other communication or writing required or permitted to be given under this Agreement or for the purposes of this Agreement shall be in writing and shall be sufficiently given if delivered personally, or if transmitted by facsimile transmission (with original to follow by mail) or other form of recorded communication, tested prior to transmission, to:

(a)          if to the Company:

JumpTV Inc.

BCE Place

161 Bay Street

Suite 3840, P.O. Box 214

Toronto, Ontario M5J 2S1

Telephone:	(416) 368-6464
Facsimile:	(416) 368-6414

Attention:	Mark Amin
Chairman-Compensation Committee, Board of Directors

(b)         if to the Executive:

G. Scott Paterson

Toronto Ontario

Telephone:

Facsimile:

Or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Section.  Any notice so delivered shall be deemed to have been given and received on the day it is so delivered at such address, provided that such day is not a business day then the notice shall be deemed to have been given and received on the business day next following the day it is so delivered.  Any notice so transmitted by facsimile transmission or other form of recorded communication shall be deemed to have been given and received on the day of its confirmed transmission (as confirmed by the transmitting medium), provided that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day.

13.9         No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party and approved by the Board in the case of the Company.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

IN WITNESS WHEREOF this Agreement has been executed the 22 day of June, 2006 by the parties hereto.

SIGNED, SEALED AND DELIVERED

in the presence of

Illegible	/s/ G. Scott Paterson
Witness	G. Scott Paterson

JUMPTV INC.

/s/ Mark Amin
Mark Amin
Chairman-Compensation Committee,
Board of Directors